Exhibit 5.1

The Bingham Law Group, APC

August 5, 2014

The Teardroppers, Inc.

3500 75th Street West, Ste. SWS

Rosamond, CA 93560

Re: The Teardroppers, Inc. Form S-1 Registration Statement

Gentleman:

We refer to the Registration Statement on Form S-1 filed by The Teardroppers, Inc., a Nevada corporation (the “Company”), on August 5, 2014 with the United States Securities & Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein, of 2,166,666 shares of common stock, $.001 par value per share (the “Stock”).

As counsel to the Company, we have examined such corporate records, documents and questions of law as deemed necessary or appropriate for the purpose of this opinion, including a review of applicable Federal Law. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company.

Upon the basis of this examination, we are of the opinion that under Nevada law, the 2,166,666 shares of Stock offered by the selling shareholders have been validly authorized, are legally issued, fully paid and are non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such State regulatory agencies in such States as may require such filing in connection with the registration of the Stock for offer and sale in those States, and further consent to statements made in the Registration Statement regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

Regards,

The Bingham Law Group, APC

/s/ The Bingham Law Group, APC

The Bingham Law Group, APC

The Bingham Law Group, APC	Telephone: 760-230-1617
2173 Salk Ave., Suite 250	Facsimile: 760-579-7699
Carlsbad, California 92008